Exhibit (2)(L)(3)

[DECHERT LLP LETTERHEAD]

June 28, 2011

ING Senior Income Fund

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, Arizona  85258

Re:

ING Senior Income Fund

Registration Statement on Form N-2 (“Registration Statement”)

(SEC File No. 811-10223)

Dear Ladies and Gentlemen:

We have acted as counsel for ING Senior Income Fund (the “Fund”), a statutory trust formed under the laws of the State of Delaware, in connection with the Registration Statement relating to the issuance and sale by the Fund of authorized shares of beneficial interest in the amount designated on the facing sheet of the Registration Statement under the Securities Act of 1933, as amended.

We have examined originals and certified copies, or copies otherwise identified to our satisfaction as being true copies, of various corporate records of the Fund and such other instruments, documents and records as we have deemed necessary in order to render this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those documents.

Based upon the foregoing, we are of the opinion that the shares being registered pursuant to the Registration Statement, when issued in accordance with the terms described in the Registration Statement as filed on or about June 28, 2011, will be legally issued, fully paid and non-assessable by the Fund.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission.  In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP